February 21, 2002



Securities and Exchange Commission
ATTN: SECPS/Mail Stop 9-5
Washington, D.C.  20549

We have read the Diamond Hill Funds statement regarding our termination as their independent auditors included in the Notes to the Financial Statements under "Change in Independent Auditors" and agree with the information contained therein.

This is to confirm that the client-auditor relationship between the
 Diamond Hill Funds (consisting of Banc Stock Group Fund,
Diamond Hill Focus Fund, Diamond Hill Large Cap Fund and
Diamond Hill Small Cap Fund) (Commission File Numbers
811-8061 and 333-22075) and McCurdy & Associates CPA's,
 Inc. has ceased as of December 7, 2001.

Sincerely,




McCurdy & Associates CPA's, Inc.

cc:  Doug Cooper
       Mutual Funds Service Co.

       Jim Laird
       Diamond Hill Funds